Exhibit (k)(4)

FORM OF SECOND AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT

This SECOND AMENDMENT dated July 31, 2025 (the “Effective Date”), amends the Expense Limitation Agreement between Hartford Schroders Private Opportunities Fund (the “Fund”) and Hartford Funds Management Company, LLC (“HFMC”), dated July 26, 2023 (the “Agreement”).

WHEREAS, the Fund and HFMC entered into the Agreement to limit certain operating expenses of the Fund and such expense limitation arrangement is set to expire on July 31, 2025;

WHEREAS, the Board of Trustees of the Fund has approved the terms and conditions of the expense limitation arrangement on behalf of the Fund;

WHEREAS, the Fund and HFMC wish to amend the Agreement to extend the term of effectiveness for the current expense limitation arrangement for the Fund;

NOW, THEREFORE, the Fund and HFMC hereby agree as follows:

1.	As of the Effective Date, Section 2 of the Agreement is deleted in its entirety and replaced with the following:

The Expense Cap shall become effective upon the Fund’s commencement of operations and shall continue through July 31, 2026 (the “Effective Period”).

2.	As of the Effective Date, Section 6 of the Agreement is deleted in its entirety and replaced with the following:

This Agreement may be amended or terminated prior to July 31, 2026, by written agreement between the Fund and HFMC upon the approval of such amendment or termination by the Fund’s Board of Trustees.

3.	All other terms of the Agreement remain in effect.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

By:
Name: Thomas R. Phillips
Title: Secretary and Vice President

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:
Name: Amy N. Furlong
Title: Chief Financial Officer